Exhibit 99.1

May 8, 2013

Rishi Bajaj

Chief Investment Officer

Altai Capital

152 West 57th Street, 10th Floor

New York, New York 10019

Dear Mr. Bajaj:

We received your May 7, 2013 letter. We appreciate your positive comments about Emulex’s prospects and our strategy, although are surprised that you felt it necessary to submit your perspectives in this manner given our open dialog with you over the last few months. We have had several discussions with you about the merits and growth opportunities of the Endace transaction for Emulex; however, I wanted to take this opportunity to once again set out the strategic rationale of our recent Endace acquisition.

We are confident that our combined product offering after the Endace transaction will drive growth, representing a truly exciting opportunity for Emulex shareholders. Among other things:

•	Combining with Endace will double Emulex’s total addressable market over time, and will provide us with an additional growth engine;

•	The combination offers a unique opportunity for shareholders and we continue to expect the transaction to be accretive in fiscal 2014 and beyond;

•

This acquisition further strengthens our Ethernet strategy, and provides Emulex with a strategic entry point into the network performance management space at a disruptive point in time, as speeds move to 10GbE; and

•

We see the opportunity to leverage Endace’s solutions to seamlessly provide true end-to-end connectivity, monitoring and management, with the result that Emulex will be uniquely positioned for the next phase of the NPM market that Emulex is calling network visibility management.

Since the transaction was announced, the integration of Emulex has been going very well, customer reaction has been positive. In fact we have added over 10 new customers to our base, and our proof-of-concept pipeline is growing fast. We see an accelerated growth opportunity for Emulex in network performance and network security, and we expect the combination of Emulex and Endace will grow revenues for this business faster than the overall growth of the market.

The Emulex Board takes its fiduciary duties seriously and continues to be actively engaged with investors and the Emulex management team in the development and execution of the Company’s strategy. Emulex’s Board is composed of independent, highly qualified and diverse leaders who have relevant business, financial and corporate governance experience and expertise. Emulex has proactively strengthened the composition of the Board based on the markets and businesses that we are competing in and the skills required to succeed in those businesses. In the last two years, the Board has added four new

Rishi Bajaj

May 8, 2013

directors who complement the experience and skills of the other individuals on the Board, including, most recently, the addition of Gene Frantz and Greg Clark. Mr. Frantz and Mr. Clark add expertise across the spectrum of technology and telecom sectors and enhance the Board’s computer data networking business expertise.

I would welcome the opportunity to continue to discuss our business and prospects and I hope you will call me at your convenience.

Sincerely,

/s/ James McCluney

James McCluney

Chief Executive Officer